Exhibit 10.1

STEWARDSHIP FRAMEWORK AGREEMENT

October 6, 2019

MR BridgeStone Advisor LLC

712 Fifth Avenue, Suite 17F

New York, New York 10019

Attn: Paul C. Hilal

Ladies and Gentlemen:

Aramark (the “Company”), on the one hand, and MR BridgeStone Advisor LLC (“Mantle Ridge”), on behalf of itself and its affiliated funds (such funds, together with Mantle Ridge, collectively, the “Mantle Ridge Group”), on the other hand, have mutually agreed to the terms contained in this Stewardship Framework Agreement (this “Letter Agreement”). For purposes of this Letter Agreement, we refer to each of the Company and the Mantle Ridge Group as a “Party” and, collectively, as the “Parties.”

1.    Board Matters.

(a)    Board Actions. As of the date of this Letter Agreement, the Board of Directors of the Company (the “Board”) has taken the following actions:

(i)    the Board has duly appointed Paul C. Hilal (referred to in this Letter Agreement, collectively with any Successor Director (as defined below) as the “Mantle Ridge Director”), John J. Zillmer, Susan Cameron, Art Winkleblack and Karen King (collectively with the Mantle Ridge Director, the “Initial New Directors”) to serve as directors of the Company with terms expiring at the Company’s next annual meeting of stockholders (including any adjournments or postponements thereof, the “2020 Annual Meeting”), effective as of the date and time this Letter Agreement is fully executed and delivered;

(ii)    the Board has accepted the resignations of Pierre-Olivier Beckers-Vieujant, Lisa Bisaccia, Patricia B. Morrison and John A. Quelch, effective as of the date and time this Letter Agreement is fully executed and delivered (the “Resigning Directors”);

(iii)    the Board has duly adopted a resolution to increase the size of the Board to ten (10) directors, effective as of the date hereof, and to further increase the size of the Board to eleven (11) directors effective upon the completion of the director elections at the 2020 Annual Meeting;

(iv)    the Board has resolved to nominate each of the Initial New Directors and Calvin Darden, Richard W. Dreiling, Irene M. Esteves, Daniel J. Heinrich and Stephen I. Sadove (Mr. Darden, Ms. Esteves, and Messrs. Sadove, Dreiling and Heinrich, the “Remaining Directors”) for reelection to the Board, and Greg Creed (Mr. Creed, together with the Initial New Directors, the “New Directors”) for election to the Board, at the 2020 Annual Meeting;

(v)    the Board has determined that each of the New Directors, other than Mr. Zillmer, is “independent” under the rules and regulations of the New York Stock Exchange (the “NYSE”), and the Company agrees to take such position with the NYSE and other applicable regulatory authorities with respect to each New Director as long as any such New Director continues to reasonably meet such requirements;

(vi)    the Board has duly amended and restated the By-Laws of the Company so that they now read in full as set forth in Exhibit A (the “Amended Bylaws”); and

(vii)    the Board has duly appointed Mr. Hilal to serve as Vice Chairman of the Board, effective upon his becoming a director as provided in subparagraph (i) above.

(b)    Corporate Governance Guidelines. The Company agrees to promptly amend the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) to reflect the addition of the role of Vice Chairman of the Board.

(c)    Board Size. For a period of three (3) years after the date of this Letter Agreement, the size of the Board will be not more than eleven (11) directors.

(d)    2020 Annual Meeting Nominees. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2020 Annual Meeting shall consist of each of the New Directors and the Remaining Directors, each of whom has consented to being named in the proxy statement for the 2020 Annual Meeting. The Company shall use its reasonable best efforts to cause the election of the New Directors and the Remaining Directors at the 2020 Annual Meeting (including listing such persons in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and advocating that the Company’s stockholders vote in favor of the election of such individuals (and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees) (such efforts, the “Election Efforts”)).

(e)    Company Policies. Except as set forth in Section 4, the Mantle Ridge Group acknowledges that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Corporate Governance Guidelines and Business Conduct Policy (as may be amended from time to time, collectively, the “Company Policies”) will be applicable to the New Directors as well during their respective terms of service. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to the Mantle Ridge Group or their counsel.

(f)    Non-Interference. Except as required by applicable law or stock exchange rules or listing standards, the Company will not alter or adopt any Company Policies or amend its by-laws in a manner that would materially interfere with the purpose of this Letter Agreement.

(g)    Special Meeting Proposal. The Company agrees that the Company’s proxy statement and proxy card relating to the 2020 Annual Meeting shall include a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to permit the holders of at least fifteen percent (15%) of the Company’s outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), to call special meetings of stockholders for any purpose permissible under applicable law (the “Special Meeting Proposal”), which amendment and any disclosure thereto shall be in a form reasonably acceptable to the Mantle Ridge Group, and that the Board shall recommend that the Company’s stockholders approve the Special Meeting Proposal and use reasonable best efforts to obtain stockholder approval of the Special Meeting Proposal, including the solicitation of proxies.

(h)    Review of Proxy Materials. The Company further agrees that the Mantle Ridge Group will have the opportunity to review the Company’s proxy statement and proxy card and any additional solicitation materials relating to the 2020 Annual Meeting in advance of filing or first use and that the Company will consider in good faith any comments provided by the Mantle Ridge Group.

(i)    Committees. Effective as of the date of this Letter Agreement, the Board has resolved to dissolve the Stock Committee of the Board, and to reconstitute the leadership and composition of the committees of the Board as set forth on Exhibit B, and the Company shall maintain such committee leadership and composition until at least immediately prior to the 2021 annual meeting of the Company’s stockholders subject to the committee members’ continued compliance with director independence requirements of the NYSE for serving on the relevant committee. Following such period, the leadership and composition of the committees of the Board shall be determined by the Board taking into consideration the recommendation of the Nominating and Corporate Governance Committee. Subject to Section 10(a), each director will have access to all Board committee materials and be entitled to attend any and all Board committee meetings at his or her discretion.

(j)    Continuity of Representation.

(i)    If during the term of this Letter Agreement the Mantle Ridge Director ceases to serve as a member of the Board, the Mantle Ridge Group shall be entitled to have another individual appointed to the Board (a “Successor Director”), and the Company shall take all necessary actions to cause any such Successor Director to be appointed to the Board promptly after receiving notice by Mantle Ridge of the identity of such person. All references to the Mantle Ridge Director, for purposes of this Letter Agreement, shall be deemed references to such Successor Director in the event that a Successor Director is appointed.

(ii)    Notwithstanding the foregoing, the Board shall not be required to appoint any individual as a Successor Director if the Board, in good faith, upon the advice of outside legal counsel, determines that it could not appoint the proposed director without violating their fiduciary duties under applicable law.

(iii)    In the event a Successor Director proposed by the Mantle Ridge Group is rejected, the Mantle Ridge Group shall be entitled to continue proposing successive replacements to the Board and any such replacement shall be promptly, and in any event within ten (10) days, appointed to the Board (subject to the Board’s right to make the fiduciary determination described in subparagraph (ii) above).

(iv)    The onboarding of the Successor Director will be through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding any other director to the Board, and there will be no procedure, policy or other obstacle erected with the intent or effect of prejudicing a Successor Director’s ability to timely join the Board. The Successor Director will timely comply with this process.

(v)    Any Successor Director appointed to the Board in accordance with this Section 1(j) shall, subject to compliance with director independence and other standards of the NYSE or any successor thereto and the Securities and Exchange Commission (the “SEC”), take over in capacity of the Vice Chairman and be appointed to all applicable committees of the Board on which the Mantle Ridge Director served immediately prior to the resignation, removal or incapacity of, or other circumstances regarding, the Mantle Ridge Director giving rise to the appointment of the Successor Director. The Company shall exercise reasonable best efforts, in cooperation with Mantle Ridge, to ensure that the Successor Director is found independent by the relevant regulatory entities so long as the Successor Director reasonably satisfies such independence requirements.

(vi)    While this Letter Agreement remains in effect, the Company shall use reasonable best efforts to cause the election of the Mantle Ridge Director to the Board at each annual meeting of stockholders (or special meeting called for the purpose of electing directors) (including using all Election Efforts).

(k)    Vice Chairman. The Company shall maintain the position of the Vice Chairman of the Board with rights and authorities as defined in the Amended Bylaws and the appointment of the Mantle Ridge Director to such position, in each case, at all times for as long as this Letter Agreement remains in effect.

(l)    2020 Annual Meeting. The Company shall hold the 2020 Annual Meeting as promptly as reasonably practicable but in no event later than January 29, 2020, and shall cooperate with Mantle Ridge in setting a record date with a view to setting a record date, consistent with applicable law and regulation, that seeks to provide stockholders ample time for consideration while also minimizing the number of “empty” shares (i.e., shares that are transferred following the record date and therefore unlikely to be voted). Through the 2020 Annual Meeting, each member of the Mantle Ridge Group will (i) cause, in the case of all shares of Common Stock owned of record, such shares and (ii) cause the record owner, in the case of all shares of Common Stock beneficially owned but not owned of record, and for which the Mantle Ridge Group has the right to direct the vote, in each case directly or indirectly, by any member of the Mantle Ridge Group and any of its or their affiliates and associates (such terms are defined for purposes of this Letter Agreement as they are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the record date for the 2020 Annual Meeting to cause such shares, (x) to be present for quorum purposes, (y) to be voted in favor of all nominees of the Company in its proxy statement for the 2020 Annual Meeting for election to the Board that are nominated in accordance with and as required by this Letter Agreement and against the removal of any such director at such meeting, and (z) to approve an increase in the equity issuable under the Company’s benefit plans to the extent approved by the Board after the date of this Letter Agreement.

(m)     Interim Special Meetings. Except as required by applicable law, the Company shall not call or hold any interim special meeting of stockholders prior to the 2020 Annual Meeting.

(n)    Board Meeting Dates. The Company agrees to adopt the calendar of mutually agreed upon dates for scheduled Board meetings, as designated by Mantle Ridge and disclosed to the Company’s counsel by Mantle Ridge’s counsel on October 6, 2019, in an e-mail with the subject line “Board Meeting Dates”, to be the dates of the meetings of the Board during the calendar years 2020 and 2021 and the remainder of 2019. The Company will, in consultation with Mantle Ridge, seek to minimize conflicts of the Board members in scheduling any special meetings of the Board while this Letter Agreement remains in effect and shall permit Board members to attend by phone or video conference to the extent necessary.

(o)    Observer Rights. From and after the date of this Letter Agreement until the 2020 Annual Meeting, the Company shall invite Mr. Creed to attend all meetings of the Board (or any committee thereof) in a nonvoting observer capacity. In connection therewith, the Company shall provide Mr. Creed with copies of all notices, minutes, consents and other materials that it provides members of the Board concurrently as such materials are provided to the directors, with the only exception being solely that portion of any such materials subject to the attorney-client privilege (if any) that are provided to Board members in a privileged context for which outside legal counsel has advised that sharing such information would be reasonably likely to result in a loss of such privilege; provided that in any such case the Company shall use reasonable best efforts to make arrangements (including redacting information or entering into a common interest agreement) that would maximize the ability to provide any such materials without so jeopardizing privilege.

2.    Chief Executive Officer. As of the date of this Letter Agreement, the Board (a) has duly appointed Mr. Zillmer as Chief Executive Officer of the Company, (b) has dissolved the Office of the Chairman and (c) has terminated the services of any search firm retained to identify a new Chief Executive Officer.

3.    Registration Rights. Promptly following the execution of this Letter Agreement (but in no event later than thirty days following the date hereof), the Company and the Mantle Ridge Group shall enter into a registration rights agreement granting to the Mantle Ridge Group customary and reasonable registration rights with respect to shares of Common Stock beneficially owned by the Mantle Ridge Group, which shall include customary and reasonable limitations on such registration rights.

4.    Company Policies.

(a)    Company Information. The Company acknowledges and agrees that none of the confidentiality provisions contained in the Company Policies or any other provision contained in any other document, agreement or policy of the Company shall be deemed to restrict the Mantle Ridge Director from sharing any “confidential information” provided by the Company to the Mantle Ridge Director in connection with his or her service as a director (such information and any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing or based upon such information, in whole or in part, “Company Information”) with any of the Mantle Ridge

Group’s employees or advisors who need to know such Company Information for the purpose of assisting the Mantle Ridge Group in evaluating and monitoring its investment in the Company, and the Mantle Ridge Director is expressly permitted to share Company Information only with such employees and advisors; provided, that, such employees or advisors either agree to maintain the confidentiality of Company Information to the same extent as required of the Mantle Ridge Director as a director of the Company or are otherwise bound (by fiduciary or other professional duty) to maintain the confidentiality of Company Information; provided, further, that if such employees or advisors fail to maintain the confidentiality of Company Information, Mantle Ridge shall be responsible for any non-compliance by such employees or advisors. Notwithstanding this Section 4(a), in the event that the Company’s counsel designates in writing any materials provided to the Mantle Ridge Director as subject to the attorney-client privilege by labeling it “Privileged and Confidential,” then before providing any such information to the Mantle Ridge Group’s employees or advisors, the Mantle Ridge Director shall consult with legal counsel to Mantle Ridge as to whether the provision of such information would be reasonably likely to result in a loss of such privilege, and such counsel shall consult with counsel to the Company with regard to such matters. After receiving the advice of Mantle Ridge’s counsel, the Mantle Ridge Director will have the sole discretion as to whether to provide such information to the Mantle Ridge Group’s employees or advisors. At the request of Mantle Ridge, the Company shall use reasonable best efforts to make arrangements (including by providing redacted copies of materials or entering into a common interest agreement) that would maximize the ability of the Mantle Ridge Director to provide such materials without jeopardizing legal privilege.

(b)    Confidentiality. The Mantle Ridge Group shall maintain the confidentiality of the Company Information to the same extent as required of the Mantle Ridge Director as a director of the Company and shall only use, and shall cause its employees and advisors to only use, Company Information in connection with the Mantle Ridge Group’s investment in the Company. The Mantle Ridge Director shall not be subject to any restrictions or requirements relating to the use, disclosure, handling, return or destruction of confidential information that are more onerous than those applied to any other director of the Company, it being understood and agreed that the Mantle Ridge Director shall not be requested or required to return or destroy confidential information unless all other present or former (if the Mantle Ridge Director is no longer serving on the Board) also receive the same request.

(c)    Return of Company Information. Following such time as the Mantle Ridge Director is no longer serving on the Board, Mantle Ridge will, promptly following the Company’s written request, return to the Company or destroy, at Mantle Ridge’s option, all hard copies of Company Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Company Information in the Mantle Ridge Group’s or any of its employees’ or advisors’ possession or control (and, upon the request of the Company, the Mantle Ridge Group shall promptly certify to the Company that such Company Information has been erased or deleted, as the case may be); provided, however, that (i) at Mantle Ridge’s election, it may retain any such information subject to the confidentiality terms hereof so long as it certifies to the Company that it will hold such information in a manner consistent with the most sensitive confidential information of the Mantle Ridge Group and that it will maintain the confidentiality of such information in accordance with the terms hereof, and (ii) if Mantle Ridge does not make the election described in clause (i), neither the Mantle Ridge Group nor any of its employees or advisors shall be required to destroy any computer records or files containing any Company Information that have been created pursuant to automatic electronic archiving and back-up procedures in the ordinary course of business where it would be unduly burdensome to do so or would be contrary to applicable law or applicable rules or regulations of any national securities exchange so long as such Confidential Information is not accessed other than as required by applicable law or applicable rules or regulations of any national securities exchange.

(d)    Policies Applicable to Mantle Ridge. The Company further acknowledges and agrees that, except for restrictions set forth in Company’s Securities Trading Policy under the heading “Prohibitions Against Trading on or Tipping Non-Public Information,” in each case with respect to prohibiting insider trading and confidentiality (subject to Section 4(a)), none of the restrictions contained in the Company Policies applicable to the Mantle Ridge Director (as a director), including any restrictions on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, or otherwise trading the Company’s securities during open window periods (it being understood and agreed that the Mantle Ridge Group shall be free to trade in the Company’s securities during open trading window periods without the prior approval of the Company, and shall only be prohibited from trading during blackout periods generally applicable to all of the Company’s directors and senior insiders), shall be deemed to apply to the Mantle Ridge Group (other than the Mantle Ridge Director in his capacity as a director of the Company).

(e)    Permitted Disclosure. Notwithstanding anything to the contrary set forth in this Letter Agreement, nothing in this Letter Agreement shall restrict or limit the ability of the Mantle Ridge Group from engaging in a proxy contest, it being agreed that the Mantle Ridge Group and its representatives shall be entitled to disclose that portion of (and only such portion of) Company Information required to be disclosed by applicable law in order to engage in such a proxy contest.

5.    Certain Actions. Subject to Section 10(a), neither the Board nor any of the New Directors or the Remaining Directors shall utilize committees of the Board for the purpose of discriminating against any director of the Board in order to limit any of their participation in substantive deliberations of the Board.

6.    Press Release; Schedule 13D Amendment; Form 8-K. The Parties agree that promptly following the execution and delivery of this Letter Agreement by the Parties:

(a)    the Company will issue the press release attached to this Letter Agreement as Exhibit C and file a Current Report on Form 8-K in the form attached to this Letter Agreement as Exhibit D; and

(b)    Mantle Ridge will file an amendment to its Schedule 13D in the form attached to this Letter Agreement as Exhibit E.

7.    Power and Authority of the Company. The Company represents and warrants to the Mantle Ridge Group that (a) the Company has the corporate power and authority to execute and deliver this Letter Agreement and to bind it hereto, (b) this Letter Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms and (c) the execution, delivery and performance of this Letter Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.    Power and Authority of the Mantle Ridge Group. Each member of the Mantle Ridge Group represents and warrants to the Company that (a) Mantle Ridge, as the authorized signatory of such member of the Mantle Ridge Group, has the power and authority to execute and deliver this Letter Agreement and to bind such member of the Mantle Ridge Group hereto (b) this Letter Agreement has been duly authorized, executed and delivered by such member of the Mantle Ridge Group, constitutes a valid and binding obligation of such member of the Mantle Ridge Group, and is enforceable against each such member of the Mantle Ridge Group in accordance with its terms, (c) the execution of this Letter Agreement by such member of the Mantle Ridge Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of the Mantle Ridge Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound and (d) the Mantle Ridge Group beneficially owns in the aggregate approximately 24,097,165 shares of Common Stock and has additional economic exposure to 25,209,305 shares of Common Stock under certain cash-settled derivative agreements. Other than as set forth in this Letter Agreement, the Mantle Ridge Group does not have any economic exposure to or voting power with respect to the Company.

9.    Term.

(a)    Minimum Threshold. Each Party’s obligations under this Letter Agreement will extend until, and terminate upon, the earlier to occur of (i) such time as the Mantle Ridge Group’s Economic Ownership Position (as defined below) with respect to the Company’s Common Stock ceases to represent at least two percent (2.0%) of the outstanding Common Stock (excluding the effects of any issuance of shares by the Company or similar transaction that increases the number of outstanding shares of Common Stock) and (ii) the end of the first consecutive twelve (12)-month period after the date of this Letter Agreement for the entirety of which the Mantle Ridge Group’s Net Long Position (as defined below) with respect to the Company’s Common Stock ceases to represent at least two percent (2.0%) of the outstanding Common Stock (excluding the effects of any issuance of shares by the Company or similar transaction that increases the number of outstanding shares of Common Stock); provided, that, Section 4 shall continue in full force and effect until the date that is twelve (12) months after the date that a Mantle Ridge Director no longer serves as a director of the Company.

(b)    Resignation. If at any time prior to the 2020 Annual Meeting, the Mantle Ridge Group’s Economic Ownership Position with respect to the Company’s Common Stock ceases to represent at least five percent (5.0%) of the outstanding Common Stock (excluding the effects of any issuance of shares by the Company or similar transaction that increases the number of outstanding shares of Common Stock), the Mantle Ridge Group shall promptly (i) notify the Company that the Mantle Ridge Group’s Economic Ownership Position with respect to the Company’s Common Stock ceases to represent at least five percent (5.0%) of the outstanding Common Stock and (ii) cause the Mantle Ridge Director to tender his or her resignation from the Board, any committee thereof and any other position at the Company or any of its subsidiaries.

(c)    Economic Ownership Position; Net Long Position. For purposes of this Letter Agreement, (i) the Mantle Ridge’s Group “Economic Ownership Position” shall be equal to the sum of (x) the aggregate number of shares of Common Stock beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by the Mantle Ridge Group and (y) the aggregate number of shares of Common Stock which are the subject of, or the reference securities for, or which underlie, Synthetic Positions of the Mantle Ridge Group, (ii) “Synthetic Position” shall mean any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Common Stock or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the Common Stock and that increases in value as the market price or value of the Common Stock increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Common Stock, in each case regardless of whether (x) it conveys any voting rights in such Common Stock to any person, (y) it is required to be or capable of being settled, in whole or in part, in Common Stock or (z) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect, and (iii) the Mantle Ridge Group’s “Net Long Position” shall be equal to (x) the Mantle Ridge Group’s Economic Ownership Position minus (ii) the number of shares of Common Stock which are the subject of, or the reference securities for, or which underlie, derivative securities or contracts held by the Mantle Ridge Group that increase in value as the market price or value of the Common Stock decreases.

10.    Fiduciary Duties; Rights of New Directors.

(a)    Fiduciary Duties. Nothing in this Letter Agreement will be deemed to require the violation of the fiduciary duties of any director of the Company under Delaware law in the director’s capacity as such.

(b)    Rights of New Directors. Mantle Ridge acknowledges that the New Directors shall have all of the rights and obligations, including fiduciary duties to the Company and its stockholders, of a director under applicable law and the Company’s organizational documents while such New Directors are serving on the Board.

(c)    New Director Compensation. The Company agrees that the New Directors (other than Mr. Zillmer) shall receive:

(i)    the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors of the Board;

(ii)    the same compensation for his or her service as a director (including for committee and committee chair service) as the compensation received by other non-management directors on the Board; and

(iii)     such other benefits on the same basis as all other non-management directors on the Board, including, unless otherwise requested by such New Director, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Form 3, Form 4 and Form 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.

(d)    Resigning Director Compensation. Mantle Ridge acknowledges that the Resigning Directors will (i) continue to have the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available prior to the execution of this Letter Agreement; and (ii) have their annual grant of deferred stock units received in 2019 fully vested upon their resignation from the Board.

11.    Trading in Company Securities. Each member of the Mantle Ridge Group acknowledges that it, and its employees and advisors, may have access to information concerning the Company constituting material non-public information under applicable federal and state securities laws, and each member of the Mantle Ridge Group agrees that neither it nor any of its employees or advisors shall trade or engage in any derivative or other transaction on the basis of such information in violation of such laws.

12.    Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with Mantle Ridge’s involvement at the Company through the date hereof (including but not limited to the negotiation and execution of this Letter Agreement) and effectuation of this Letter Agreement.

13.    Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

14.    Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

15.    APPLICABLE LAW AND JURISDICTION. THIS LETTER AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF DELAWARE WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING BASED ON OR ARISING OUT OF THIS LETTER AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

16.    Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Letter Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted to the telecopy number set forth below, and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

If to the Company:

Aramark

2400 Market Street

Philadelphia, Pennsylvania 19103

Attention: Lauren Harrington

Facsimile: (215) 238-8279

With a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David A. Katz, Esq.

Facsimile: (212) 403-2000

If to Mantle Ridge:

MR BridgeStone Advisor LLC

c/o Mantle Ridge LP

712 Fifth Avenue, Suite 17F

New York, NY 10019

Attention: Paul C. Hilal

Facsimile: (646) 762-8541

With a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention: Stephen Fraidin; Richard M. Brand

Facsimile: (212) 504-6666

17.    Entire Agreement; Amendment. This Letter Agreement, including exhibits and schedules attached to this Letter Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Letter Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Letter Agreement and no consent provided for in this Letter Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

18.    Severability. If at any time subsequent to the date of this Letter Agreement, any provision of this Letter Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Letter Agreement.

19.    No Third Party Beneficiaries; Assignment. This Letter Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Letter Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Letter Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Letter Agreement on any persons other than the Parties, nor is anything in this Letter Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

20.    Interpretation and Construction. When a reference is made in this Letter Agreement to a Section, such reference shall be to a Section of this Letter Agreement, unless otherwise indicated. The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement. Whenever the words “include,” “includes” and “including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Letter Agreement shall refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Letter Agreement. The word “or” is not exclusive. The definitions contained in this Letter Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Letter Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. For purposes of this Letter Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Letter Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Letter Agreement and the documents referred to in this Letter Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Letter Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Letter Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

ARAMARK

By:	/s/ Stephen I. Sadove
Name:	Stephen I. Sadove
Title:	Chairman of the Board of Directors, Aramark

Acknowledged and agreed to as of the date first written above:

MR BRIDGESTONE ADVISOR LLC, on behalf of itself and its affiliated funds

By: Mantle Ridge LP, its sole member

By: Mantle Ridge GP LLC, its general partner

By: PCH MR Advisor Holdings LLC, its managing member

By:	/s/ Paul C. Hilal
Name:	Paul C. Hilal
Title:	Sole Member

[Signature Page to Letter Agreement]